Exhibit 4.9
RESTATED CERTIFICATE OF TRUST
OF
COMERICA CAPITAL TRUST II
     THIS Restated Certificate of Trust of Comerica Capital Trust II (the “Trust”), dated as of November 22, 2006 (this “Certificate”), is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust which was filed on June 13, 2001, with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust continued hereby is Comerica Capital Trust II.
     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), 502 White Clay Center, Route 273, P.O. Box 6973, Newark, DE 19711.
     3. Effective Date. This Certificate shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

The Bank of New York (Delaware), as Delaware Trustee
By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo
Title:	Vice President